Exhibit 99.1

FOR IMMEDIATE RELEASE

 PRB GAS TRANSPORTATION, INC. NAMES TWO NEW DIRECTORS;

14 WELLS DRILLED OR COMPLETED

Denver, Colorado – October 18, 2005 – PRB Gas Transportation, Inc., (“PRB” or the “Company”) (AMEX:PRB), today announced that on October 14, 2005 Reuben Sandler, Ph.D. and James P. Schadt have joined its Board of Directors, enlarging the Board to seven members.

Reuben Sandler, age 68, has been Chairman and Chief Executive Officer of Intelligent Optical Systems, Inc., an R&D company developing cutting-edge technologies in optical sensing and instrumentation, since 1999.  Before that he was President and Chief Information Officer for MediVox, Inc., a medical software development company.  Earlier, he was an Executive Vice President for Makoff R&D Laboratories, Inc.  Dr. Sandler currently serves on the Board of Directors of JMG Exploration, Inc., Optech Ventures, LLC, and Optisense, LLC.  He was a director of PASW, Inc. from 1999 to 2000 and a director of Alliance Medical Corporation from 1999 to 2002.  Dr. Sandler received a Ph.D. from the University of Chicago, is the author of four books on the subject of mathematics, and has held professorships at Victoria University of Wellington, the University of Chicago, the University of Illinois, the University of Hawaii, and Technion University of Haifa.

James P. Schadt, age 67, retired as Chairman and Chief Executive of the Reader’s Digest Association in 1997 and has since been involved in various board and private investment activities.  He is currently a partner of Contagion, LLC., an operator of magazine publishing services, a director of LEK, a Boston-based consultancy specializing in shareholder value and a Life Trustee of Northwestern University.  From 1980 to 1991, Mr. Schadt was with London-based Cadbury Schweppes plc. serving on the Board of Directors and rising to Chief Executive Officer of the global beverages business.  Mr. Schadt has also served several not-for-profit organizations, including the Wallace Reader’s Digest Funds, The American Enterprise Institute and the Norwalk (CT) Hospital.  Jim began his business career in the marketing department at Procter & Gamble, following his graduation from Northwestern University with a BA in Arts and Sciences.

Robert Wright, PRB’s Chairman & CEO noted, “As we welcome Reuben and Jim, we recognize that we are exceptionally fortunate to have these two distinguished and accomplished individuals join our Board of Directors.  Our two new Board members bring outstanding business, financial and organizational skills all of which become especially valuable as we expand the size and scope of PRB.”

Separately, PRB reported it has drilled or completed 14 wells and has hired a drilling rig to drill an additional 12 wells in the next few weeks.  The Company has connected two of the wells in its North Gillette, WY field and is marketing gas from these wells.  PRB has plans to connect the additional completed wells in the coming weeks, weather permitting, and anticipates gas flow from those wells in the very near future.

PRB is engaged in the exploration and development of coal bed methane gas as well as gas processing and transportation.

This press release may include certain statements concerning expectations for the future that are forward-looking statements. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission.  The Company undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

Company Contacts:	or	Investor Relations Counsel
PRB Gas Transportation, Inc.		The Equity Group Inc.
Robert W. Wright, Chairman and CEO		Linda Latman (212) 836-9609
William P. Brand, Jr., Vice President – Finance		Andreas Marathovouniotis (212) 836-9611
(303) 308-1330		www.theequitygroup.com
info@prbtrans.com